Exhibit 99.1

ADEX MEDIA ACQUIRES ONLINE ADVERTISING TECHNOLOGY BUSINESS

Acquisition Enables AdEx Media To Quickly Integrate Online Promotions and Affiliate Marketing In All Online Channels

MOUNTAIN VIEW, Calif. – JULY 22, 2008 – AdEx Media, Inc. (OTCBB: ADXM), a leading performance driven online marketing company, today announced a move in line with its growth strategy with the acquisition of the core business assets of VibrantAds, LLC, a California limited liability company. VibrantAds is a third generation online advertising technology company that specializes in promotions and affiliate tracking technology. The acquisition and integration of the proprietary VibrantAds technology assets will allow AdEx Media to offer its products and services to the rapidly growing affiliate channel. Financial terms of the transaction were not disclosed.

“It became clear that the integration of VibrantAds’ advanced technology platform for both promotions and affiliate marketing with AdEx Media’s current multi-channel platform would result in one of the most powerful and flexible systems for advertisers and publishers on the Internet” stated Scott Rewick, CEO of AdEx Media. "The most sophisticated marketers are taking an integrated approach and achieving success by leveraging the distinct strengths of each channel in their online media mix. Promotions and affiliate marketing are extremely complimentary and can be bought and sold in similar ways."

About VibrantAds

VibrantAds, LLC is a full-service online marketing and advertising company with three core products:

Vibrantrax™,

A proprietary technology, Vibrantrax™, uses advanced tracking and statistical analysis to measure campaign performance to optimize and efficiently improve campaigns across search, display, and email advertising channels with the ability to track advertising variables such as CPM, CPC, CPL, and CPA.

VibrantPath™

The VibrantPath™ co-registration platform is a proprietary lead generation platform for direct sales by targeting customer demographics, validation of leads, and delivering real-time data for advertisers to acquire opt-in registered users on a pay-per-member basis. VibrantPath™ also optimizes the registration path by rotating higher converting offers based on unique traffic sources from publishers.

VibrantAds Commerce

VibrantAds’ ecommerce platform allows for rapid deployment of e-commerce web sites utilizing Microsoft .NET™ technology and architecture.

About AdEx Media

AdEx Media, Inc. operates one of the leading online direct marketing companies, with an emphasis on successfully purchasing multi-channel sources of online media distribution. Its proprietary tracking technology allows AdEx Media to establish a large presence with a variety of distribution channels and deliver volume and quality for its online advertisers.

For more information about AdEx Media, visit http://www.AdEx.com.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with Securities and Exchange Commission.

Contact:

pr@adex.com
(650) 967-3040